Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	May 4, 2015

FreightCar America, Inc. Reports First Quarter 2015 Results

Highlights

•	Net loss of $2.1 million, or $(0.17) per diluted share

•	Revenue of $92.8 million on deliveries of 1,059 units

•	Orders for 1,336 railcars received during the quarter

•	Backlog increased to 15,068 railcars valued at approximately $1.3 billion

Chicago, IL, May 4, 2015 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the first quarter ended March 31, 2015, with revenues of $92.8 million and a net loss of $2.1 million, or $(0.17) per diluted share. For the first quarter of 2014, the Company reported revenues of $56.1 million and a net loss of $6.9 million, or $(0.58) per diluted share. Revenues were $212.5 million with net income of $4.8 million, or $0.39 per diluted share, in the fourth quarter of 2014.

“Our first quarter results were adversely affected by a series of production line changeovers and inefficiencies, primarily at our Shoals facility, as well as weather disruptions,” said Joe McNeely, President and Chief Executive Officer. “These factors negatively impacted our revenues and profitability. We are aggressively addressing the production inefficiencies, while continuing the production line expansion at the Shoals facility. For the full year, we continue to anticipate deliveries in the 9,000 to 10,000 railcar range.”

The Company delivered 1,059 railcars in the first quarter of 2015, which included 651 new and 408 rebuilt railcars. This compares to 753 railcars delivered in the first quarter of 2014, which included 363 new and 390 rebuilt cars. There were 2,360 railcars delivered in the fourth quarter of 2014, of which 1,260 were new and 1,100 were rebuilds. Total manufacturing backlog was 15,068 units at March 31, 2015, compared to 7,727 units at March 31, 2014 and 14,791 units at December 31, 2014.

The Manufacturing segment had revenues of $85.1 million in the first quarter of 2015, compared to $48.0 million for the same period of 2014 and $204.5 million in the fourth quarter of 2014. The Manufacturing segment operating income was $1.9 million in the first quarter of 2015, which included approximately $1.4 million of costs associated with the continued ramp up of the additional production line at Shoals. This compared to an operating loss of $5.0 million in the first quarter of 2014 and operating income of $13.6 million for the fourth quarter of 2014.

Revenues for the Services segment were $7.7 million in the first quarter of 2015, compared to $8.1 million in the first quarter of 2014 and $8.0 million in the fourth quarter of 2014. The Services segment operating income was $1.2 million in the first quarter of 2015, compared to an operating loss of $0.3 million in the first quarter of 2014 and operating income of $1.2 million for the fourth quarter of 2014.

Corporate costs were $6.2 million during the quarter ended March 31, 2015, which was flat when compared to the same period in the prior year and favorable to Corporate costs of $7.4 million in the fourth quarter of 2014. Corporate costs in the fourth quarter of 2014 included a non-cash pension settlement expense of $1.0 million which was recorded primarily in cost of sales.

Cash, cash equivalents, marketable securities and restricted cash was $96.0 million as of March 31, 2015, compared to $167.5 million as of December 31, 2014. The decrease was driven primarily by an increase in inventory to support production requirements, as well as $24 million of finished railcars on hand at March 31, 2015.

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The Company will host a conference call and live webcast on Tuesday, May 5, 2015 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2015 financial results. To participate in the conference call, please dial (800) 230-1096, Confirmation Number 358490. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 358490

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 5, 2015 until 11:59 p.m. (Eastern Daylight Time) on June 5, 2015. To access the replay, please dial (800) 475-6701. The replay pass code is 358490. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2015	2014
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$41,675	$113,532
Restricted cash and restricted certificates of deposit	6,347	6,015
Marketable securities	47,981	47,961
Accounts receivable, net	7,245	4,086
Inventories, net	159,677	82,259
Inventory on lease	—	116
Other current assets	10,916	7,057
Deferred income taxes, net	10,556	12,139

Total current assets	284,397	273,165

Property, plant and equipment, net	44,627	43,239
Railcars available for lease, net	16,368	22,897
Goodwill	22,128	22,128
Deferred income taxes, net	24,112	21,553
Other long-term assets	2,004	2,270

Total assets	$393,636	$385,252

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$44,453	$34,010
Accrued payroll and employee benefits	3,634	6,462
Accrued postretirement benefits	409	409
Accrued warranty	8,279	8,742
Customer deposits	42,170	43,977
Other current liabilities	5,756	4,725

Total current liabilities	104,701	98,325
Accrued pension costs	7,028	7,210
Accrued postretirement benefits, less current portion	74,138	73,474
Deferred income – state incentives, long-term	4,031	—
Accrued taxes and other long-term liabilities	7,554	7,548

Total liabilities	197,452	186,557

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,629	100,303
Treasury stock, at cost	(27,810)	(29,971)
Accumulated other comprehensive loss	(23,852)	(24,017)
Retained earnings	149,090	152,253

Total stockholders’ equity	196,184	198,695

Total liabilities and stockholders’ equity	$393,636	$385,252

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands, except for share and per share data)

Revenues	$92,804	$56,086
Cost of sales	88,251	59,238

Gross profit (loss)	4,553	(3,152)
Selling, general and administrative expenses	8,843	8,403
Gain on sale of railcars available for lease	(1,187)	(14)

Operating loss	(3,103)	(11,541)

Interest expense and deferred financing costs	(70)	(286)
Other income	52	28

Loss before income taxes	(3,121)	(11,799)
Income tax benefit	(1,048)	(4,850)

Net loss	$(2,073)	$(6,949)

Net loss per common share – basic	$(0.17)	$(0.58)

Net loss per common share – diluted	$(0.17)	$(0.58)

Weighted average common shares outstanding - basic	12,020,622	11,989,527

Weighted average common shares outstanding - Diluted	12,020,622	11,989,527

Dividends declared per common share	$0.09	$0.06

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Revenues:
Manufacturing	$85,097	$48,002
Services	7,707	8,084

Consolidated revenues	$92,804	$56,086

Operating income (loss):
Manufacturing	$1,858	$(5,034)
Services	1,203	(340)
Corporate	(6,164)	(6,167)

Consolidated operating loss	$(3,103)	$(11,541)

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Cash flows from operating activities

Net loss	$(2,073)	$(6,949)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	2,224	2,494
Gain on sale of railcars available for lease	(1,187)	(14)
Deferred income taxes	(1,075)	(4,899)
Stock-based compensation recognized	603	540
Other non-cash items	908	438
Changes in operating assets and liabilities:
Accounts receivable	(3,159)	(4,666)
Inventories	(78,325)	(17,047)
Inventory on lease	116	(8,721)
Other assets	(3,439)	(1,070)
Accounts and contractual payables	11,274	3,644
Accrued payroll and employee benefits	(2,828)	535
Income taxes receivable/payable	(335)	115
Accrued warranty	(463)	82
Customer deposits and other liabilities	(1,393)	(10,602)
Accrued pension costs and accrued postretirement benefits	647	487

Net cash flows used in operating activities	(78,505)	(45,633)

Cash flows from investing activities

Restricted cash withdrawals	—	2,553
Purchase of restricted certificates of deposit	(627)	—
Maturity of restricted certificates of deposit	295	—
Purchase of securities held to maturity	(5,993)	(20,993)
Proceeds from maturity of securities	6,000	6,000
Proceeds from sale of property, plant and equipment and railcars available for lease	7,580	50
Purchases of property, plant and equipment	(4,308)	(2,511)
State incentives received	4,907	—

Net cash flows provided by (used in) investing activities	7,854	(14,901)

Cash flows from financing activities

Stock option exercise	—	126
Employee restricted stock settlement	(116)	(210)
Cash dividends paid to stockholders	(1,090)	(723)
Reduction in customer advance for production of leased railcars	—	(345)

Net cash flows used in financing activities	(1,206)	(1,152)

Net decrease in cash and cash equivalents	(71,857)	(61,686)
Cash and cash equivalents at beginning of period	113,532	145,506

Cash and cash equivalents at end of period	$41,675	$83,820